EXHIBIT 10.1

CERTIFICATE OF CORPORATE SECRETARY

FORCE PROTECTION, INC.

Compensation of Chief Executive Officer

I, the undersigned, hereby certify that (i) I am the duly appointed secretary of Force Protection Inc. a Nevada corporation (the “Company”); (ii) I am duly authorized to execute this Certificate for and on behalf of the Company; and (iii) based upon my personal knowledge, I confirm that on January 13, 2006 the Board of Directors of the Company acting by Unanimous Consent did resolve as follows:

“Whereas; the Directors reviewed the proposal to adjust the compensation of the Chief Executive Officer, and having determined that such proposal would be in the best interests of the Company and its shareholders, upon motion duly made the following resolutions were unanimously adopted (Mr. McGilton abstaining from the vote):

RESOLVED, that effective as from January 1, 2006 the compensation of Mr. McGilton as Chief Executive Officer of the Company shall include:

•                  Cash compensation of $35,000 per month, plus

•                  Relocation expenses of $30,000 upon separation from the Company for any reason, plus

•                  A one time grant of 300,000 shares of the Company’s unregistered common stock, such grant to be effective on January 1, 2006, plus

•                  Options to purchase 1,000,000 shares of the Company’s “S-8” stock at a per share price equal to the closing market price on the first business day of January 2006, such options to vest as follows: 100% to vest in full one year from the date hereof provided that Mr. McGilton is employed by the Company at that time, and provided further that 50% of such options shall vest in the event of any change of control of more than 33.3% of the ownership of the Company and 50% of such options to vest in the event of termination of the CEO’s position with the Company (unless such termination is the result of resignation or for good cause shown) prior to such vesting date.

•                  All options must be exercised within 120 days from the date of leaving the Company’s employment.

•                  The foregoing grants are subject to the Company right to make such adjustment or changes at any time as may be necessary to comply with applicable law or to preserve and protect the best interests of the Company under the existing terms of any prior equity transaction (for example to avoid triggering any applicable “ratchet” clause or to avoid triggering an event of default or breach or representation)

RESOLVED FURTHER, that the acting Chief Financial Officer is hereby authorized to take such action as necessary and proper to give effect to the foregoing Resolution.”

In Witness Whereof, I have executed this Certificate as of the date set forth below:

Date: October 4, 2006

R. Scott Ervin
Company Secretary